Exhibit 10.1

January 30, 2013

Mr. Randy Thurman

[ADDRESS]

Dear Randy:

Further to our recent conversations, on behalf of the Board of Directors (the “Board”) of Arno Therapeutics, Inc. (“Arno”), I am pleased to extend to you an offer to join the Board.

In connection with your appointment to the Board, as consideration for your service, Arno shall pay you an annual cash stipend of fifty thousand dollars ($50,000), which shall be payable to you in quarterly installments in arrears. In addition, Arno shall grant you options (the “Options”) to purchase two hundred thousand (200,000) shares of Arno’s common stock at an exercise price equal to $0.30 per share. One-third of the Options shall be immediately vested and exercisable on the grant date and the balance shall vest and become exercisable during the Term in two (2) equal annual installments on each anniversary of your appointment. Moreover, you shall receive annually additional option grants consistent with the Board’s compensation plan, which is currently under review by Arno’s Compensation Committee.

We are very excited about your joining the Board and believe that you will be instrumental in the growth of Arno. We hope that you will accept our invitation and look forward to working with you to build Arno into a successful oncology company.

If this offer is acceptable to you, kindly so indicate by signing where appropriate below and returning a copy of this letter to me at your earliest convenience.

As always, please don’t hesitate to call me with any questions.

Very truly yours,

/s/ Glenn R. Mattes
Glenn R. Mattes
Chief Executive Officer

Agreed and Accepted:

By:	/s/ Randy Thurman
Name:	Randy Thurman
Date:	January 30, 2013